Exhibit 99.1

Trevi Therapeutics Reports Second Quarter 2026 Financial Results and Provides Business Updates

Initiated Phase 3 OCEAN-1 trial for patients with idiopathic pulmonary fibrosis-related chronic cough in the second quarter; Phase 3 OCEAN-2 trial expected to initiate in the third quarter of 2026

Initiated Phase 2b LAKE trial for patients with refractory chronic cough in the second quarter; sample size re-estimation expected in the fourth quarter of 2026

Management to host a conference call and webcast today at 4:30 p.m. ET

New Haven, Conn., August 6, 2026 – Trevi Therapeutics, Inc. (Nasdaq: TRVI), a clinical-stage biopharmaceutical company developing the investigational therapy Haduvio™ (oral nalbuphine ER) for the treatment of chronic cough in patients with idiopathic pulmonary fibrosis (IPF), non-IPF interstitial lung disease (non-IPF ILD), and refractory chronic cough (RCC), today announced financial results for the quarter ended June 30, 2026, and provided business updates.

“We are on track with our clinical trial plans as we initiated our first Phase 3 trial of Haduvio in patients with IPF-related chronic cough and a Phase 2b trial in patients with RCC during the second quarter. We expect to initiate our second Phase 3 trial in IPF-related chronic cough during the third quarter and meet with the FDA regarding our planned non-IPF ILD-related chronic cough trial,” said Jennifer Good, President and CEO of Trevi Therapeutics. “With an experienced team dedicated to advancing our trials across all three of our chronic cough indications, and a strong balance sheet following our April financing, we are well positioned to execute on our plans. We recognize the significant unmet need these patients have and are working diligently to enroll our trials. Following the recent changes in the competitive landscape, and with no FDA-approved therapies currently available, Haduvio has the potential to become a first-in-class therapy that makes a meaningful difference in patients' lives.”

Recent Business Highlights

IPF-Related Chronic Cough

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The Company initiated the Phase 3 OCEAN-1 trial, the first of two parallel conducted Phase 3 trials in patients with IPF-related chronic cough, in the second quarter of 2026. Topline data from the 52-week fixed dosing OCEAN-1 trial is expected in the first half of 2028. The Company plans to initiate the 12-week fixed dosing OCEAN-2 trial, in the third quarter of 2026, with topline results expected in the second half of 2027.

Non-IPF ILD-Related Chronic Cough

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The Company recently submitted a meeting request to the FDA to discuss the proposed development plan for non-IPF ILD-related chronic cough and to align on the overall regulatory strategy and requirements to support registration.

Refractory Chronic Cough

•
The Company initiated the Phase 2b LAKE trial in patients with RCC in the second quarter of 2026. The protocol includes a sample size re-estimation (SSRE) analysis once 50% of the participants complete treatment which is expected to occur in the fourth quarter of 2026. The Company will report the outcome of the SSRE once available and expects to report topline results from the trial in the second half of 2027.

Second Quarter 2026 Financial Highlights

Cash, cash equivalents and marketable securities: The Company ended the second quarter of 2026 with $318.9 million. In April 2026, the Company completed an underwritten common stock offering, resulting in net proceeds of approximately $162.3 million, after deducting underwriting discounts, commissions and offering expenses.

The Company expects its current cash, cash equivalents and marketable securities to extend its cash runway into 2030 and fund the development of Haduvio for the treatment of patients with IPF-related chronic cough, through potential FDA approval. The Company also expects these cash resources will enable the Company to fund the clinical development program through Phase 3 for the treatment of patients with non-IPF ILD-related chronic cough, and the ongoing Phase 2b LAKE trial for the treatment of patients with RCC. The planned spending of these resources does not include any commercial expenses related to the commercial launch of Haduvio or a Phase 3 clinical trial in RCC.

Research and development (R&D) expenses: R&D expenses for the second quarter of 2026 increased to $15.2 million from $9.4 million in the same period in 2025, primarily due to increased clinical development expenses for the Phase 3 OCEAN-1 trial, the Phase 2b LAKE trial, the Phase 3 OCEAN-2 trial and the Phase 1 NDA supportive studies, as well as increases in stock-based compensation and personnel related expenses. These increases were partially offset by decreased costs for the Phase 2b CORAL trial of Haduvio for patients with IPF-related chronic cough.

General and administrative (G&A) expenses: G&A expenses for the second quarter of 2026 increased to $5.4 million from $4.3 million in the same period in 2025, primarily due to an increase in stock-based compensation and personnel related expenses, partially offset by decreased outside services and professional fees.

Other Income, net: Other Income, net for the second quarter of 2026 increased to $2.7 million from $1.4 million in the same period in 2025, primarily due to an increase in interest income from higher invested cash equivalent and marketable securities balances.

Net loss: For the second quarter of 2026, the Company reported a net loss of $17.8 million, compared to a net loss of $12.3 million in the same period in 2025.

Conference Call and Webcast

The Company plans to hold a conference call and webcast to discuss the Company’s financial results and business highlights. To register for the live conference call and webcast, please visit the ‘Investors & News’ section of the Company’s website or access directly at ir.trevitherapeutics.com/news-events/events. Please note for phone participants: Once registered, you will receive an email with unique call-in details. An archived replay of the webcast will also be available for 30 days on the Company's website following the event.

Upcoming Meetings

The Company plans to participate in the following events:

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August 10-12: Stifel’s 2026 Biotech Summer Summit
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September 9-11: 2026 Cantor Global Healthcare Conference
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September 14-16: H.C. Wainwright 28th Annual Global Investment Conference
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September 14-16: Morgan Stanley 24th Annual Global Healthcare Conference

About Trevi Therapeutics, Inc.
Trevi Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing the investigational therapy Haduvio™ (oral nalbuphine extended-release) for the treatment of chronic cough in patients with idiopathic pulmonary fibrosis (IPF), non-IPF interstitial lung disease (non-IPF ILD), and refractory chronic cough (RCC). In clinical trials, Haduvio showed a statistically-significant reduction in cough frequency, consistent across baseline cough frequencies, and showed improvements in patient-reported outcomes, in both patients with IPF-related chronic cough and in patients with RCC. Haduvio is believed to act on the cough reflex arc both centrally and peripherally as a kappa agonist and a mu antagonist (KAMA), targeting opioid receptors that play a key role in controlling chronic cough. Nalbuphine is not currently scheduled by the U.S. Drug Enforcement Agency.

Chronic cough in patients with IPF and non-IPF ILD is a condition with high unmet need and no FDA-approved therapies. There are ~140,000 U.S. patients with IPF, and two-thirds of these patients are faced with uncontrolled chronic cough. Additionally, there are ~228,000 U.S. patients with non-IPF ILD, with 50-60% having uncontrolled chronic cough. The impact of chronic cough is significant, with patients coughing up to 1,500 times per day. This consistent cough, and any associated damage, may lead to a higher risk of morbidity and mortality, including worsening disease, a higher risk of progression, increased respiratory hospitalizations, and a decline in patients' quality of life.

RCC is a condition with high unmet need and no FDA-approved therapies. RCC is defined as a persistent cough lasting >8 weeks despite treatment for an underlying condition (i.e., asthma, gastroesophageal reflux disease, non-asthmatic eosinophilic bronchitis, upper airway cough syndrome, or post-nasal drip) and includes unexplained chronic cough. There are ~2-3 million U.S. patients with RCC, and it is believed to be associated with cough reflex hypersensitivity involving both the central and peripheral nervous systems. RCC is highly debilitating and may impact patients physically, psychologically, and socially.

Trevi intends to propose Haduvio as the trade name for oral nalbuphine ER. Its safety and efficacy have not been evaluated by any regulatory authority.

For more information, visit www.TreviTherapeutics.com and follow Trevi on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to,

Trevi’s estimated cash runway, statements regarding Trevi’s business plans and objectives, including future plans or expectations for Haduvio and plans and timing with respect to clinical trials and clinical data, as well as regulatory submissions, statements regarding FDA guidance and approval, and expectations regarding Trevi’s uses and sufficiency of capital, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “may,” and similar expressions. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties inherent in estimating Trevi’s cash runway, future expenses and other financial results, including Trevi’s ability to fund future operations, including clinical trials; uncertainties regarding the success, cost and timing of Trevi’s product candidate development activities and clinical trials, including with respect to the timing of the initiation of and generation of data from clinical trials; the risk that positive data from a clinical trial may not necessarily be predictive of the results of later clinical trials in the same or a different indication; uncertainties regarding Trevi’s ability to execute on its strategy; uncertainties with respect to regulatory authorities' views as to the data from Trevi’s clinical trials and next steps in the development path for Haduvio in the United States and foreign countries; as well as other risks and uncertainties set forth in the annual report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trevi undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trevi Therapeutics, Inc.

Selected Balance Sheet Data

(unaudited)

(amounts in thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$54,302	$18,914
Marketable securities	264,568	169,346
Working capital	316,969	181,907
Total assets	330,518	193,439
Stockholders' equity	321,506	183,244

Trevi Therapeutics, Inc.

Selected Statement of Operations Data

(unaudited)

(amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$15,152	$9,389	$25,093	$17,200
General and administrative	5,357	4,333	10,328	7,992
Total operating expenses	20,509	13,722	35,421	25,192
Loss from operations	(20,509)	(13,722)	(35,421)	(25,192)
Other income, net	2,693	1,400	4,393	2,519
Loss before income taxes	(17,816)	(12,322)	(31,028)	(22,673)
Income tax benefit	(19)	(21)	(39)	(32)
Net loss	$(17,797)	$(12,301)	$(30,989)	$(22,641)
Basic and diluted net loss per common share outstanding	$(0.11)	$(0.09)	$(0.21)	$(0.18)
Weighted average common shares used in net loss per share attributable to common stockholders, basic and diluted	156,602,158	130,350,391	151,127,942	124,015,763

Investor Contact

Jonathan Carlson

Trevi Therapeutics, Inc.

(203) 654 3286

IR@trevitx.com

Media Contact

Rosalia Scampoli

914-815-1465

rscampoli@marketcompr.com